Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Realty Income Corporation:

We consent to the incorporation by reference in Registration Statement No. 333-179872 on Form S-3 of Realty Income Corporation and to the incorporation by reference in Registration Statement Nos. 033-95708, 333-102080, 333-105504 and 333-181227 on Forms S-8 of Realty Income Corporation of our report dated February 13, 2012, except as to notes 2 (Discontinued Operations), 10, 18, and 20, which are as of October 1, 2012, with respect to the consolidated balance sheets of Realty Income Corporation and subsidiaries as of December 31, 2011 and 2010, the related consolidated statements of income, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2011, and the related financial statement Schedule III, which is included in this Current Report on Form 8-K of Realty Income Corporation.

/s/ KPMG LLP

San Diego, California
October 1, 2012